Exhibit 99.1

AgroFresh Solutions Provides Financial Results for the Three and Six Months Ended June 30, 2015

Philadelphia, PA, August 18, 2015 — AgroFresh Solutions, Inc. (“AgroFresh Solutions” or the “Company”) (NASDAQ: AGFS, AGFSW) announced today financial results for the AgroFresh Business (“AgroFresh”) for the three and six months ended June 30, 2015.  Full detail of the financial results as well as Management’s Discussion and Analysis can be found in the Company’s Form 8-K filed with the SEC on August 17, 2015.

AgroFresh is a global industry leader in providing innovative data-driven specialty solutions aimed at enabling growers and packers of fresh produce to preserve and enhance the freshness, quality and value of fresh produce and to maximize the percentage of produce supplied to the market relative to the amount of produce grown.  Its flagship product is the SmartFresh™ Quality System (“SmartFresh”), a freshness protection technology proven to maintain firmness, texture and appearance of fruits during storage and transport.  SmartFresh is currently commercialized in 45 countries worldwide.

Highlights for the Three Months Ended June 30, 2015:

•                  Net Sales decreased 1.1% year-over-year

•                  Adjusted Net Sales increased $0.9 million year-over-year*

•                  Adjusted EBITDA decreased $2.1 million year-over-year*

•                  Income Before Income Taxes was a loss of $9.0 million as compared to a loss of $6.8 million in the comparable period in 2014

* Please see the tables at the end of this press release for a reconciliation of GAAP results to non-GAAP financial measures.

Highlights for the Six Months Ended June 30, 2015:

•                  Net Sales increased 6.4% year-over-year

•                  Adjusted Net Sales increased $5.2 million year-over-year*

•                  Adjusted EBITDA increased $2.4 million year-over-year*

•                  Income Before Income Taxes of $0.6 million as compared to a loss of $2 million in the comparable period in 2014

* Please see the tables at the end of this press release for a reconciliation of GAAP results to non-GAAP financial measures.

Thomas Macphee, Chief Executive Officer of AgroFresh, said, “Our business performed well in the first half of the year, which primarily represents our southern hemisphere season, or approximately one third of our revenues historically.  Our high touch, market leading solutions continue to gain traction in an industry that has an exciting runway for growth ahead of it.

“As we look ahead, we are aggressively pursuing our strategic plan, in which we expect to expand our core franchise, develop a robust pipeline of high-value solutions, and deliver related, accretive acquisitions.”

Net Sales

The Company believes that semi-annual results are a better reflection of the Company’s financial performance than a comparison of year-over-year quarterly results because the Company’s quarterly sales are subject to fluctuation from year to year as a result of factors such as weather patterns, which may affect the timing of harvest and thus shift sales from one quarter to another within a growing season.

Sales gains in the first half of 2015 were primarily driven by increased penetration and larger apple crops in New Zealand and South Africa, a larger apple crop in Australia, and increased applications on plums and pears in Latin America, which were partially offset by the smaller apple crops in Chile and Brazil.

Adjusted EBITDA

Adjusted EBITDA in the first half of 2015 increased primarily due to higher Net Sales from higher product penetration and larger apple crops, offset by higher cost of sales related to the increase in Net Sales and higher legal expenses.

Financial results for the period reflect operations prior to the closing of the previously announced business combination (the “Business Combination”) between Boulevard Acquisition Corp. and The Dow Chemical Company (“TDCC”) which occurred on July 31, 2015. In connection with the closing of the Business Combination, Boulevard Acquisition Corp. changed its name to AgroFresh Solutions, Inc. and acquired the AgroFresh business from TDCC, resulting in AgroFresh Inc. becoming a wholly-owned, indirect subsidiary of AgroFresh Solutions.

Forward-Looking Statements

In addition to historical information, this release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company’s possible or assumed future results of operations (including estimates used to calculate the adjusted financial information presented in this press release), business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk that the Business Combination disrupts current plans and operations; the Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably; costs related to the Business Combination and/or related to operating AgroFresh as a stand-alone public company; changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company’s filings with the SEC (available at www.sec.gov), including the definitive proxy statement filed on July 16, 2015 with the SEC in connection with the Business Combination and available at the SEC’s website at www.sec.gov.

Reconciliation of Non-GAAP Financial Measures for the Three and Six Months Ended June 30, 2015

	Three months ended June 30,		Six months ended June 30,
($ in millions)	2014	2015	2014	2015
Net Sales (1)	$17.9	$17.7	$47.5	$50.5

Less Adjustments for deferred income(2)	(0.5)	(0.5)	(1.0)	(1.0)
Foreign currency adjustments(3)	(1.2)	(0.1)	(2.5)	(0.3)
Adjusted Net Sales(4)	$16.2	$17.1	$44.0	$49.2

Net Income(1)	(14.7)	(14.0)	(12.7)	(11.5)
Provision for income taxes(1)	7.8	5.0	10.7	12.1
Depreciation and amortization(1)	7.6	7.4	15.3	14.9
Less Adjustments for deferred income(2)	(0.5)	(0.5)	(1.0)	(1.0)
Foreign currency adjustments(3)	—	(0.1)	(0.6)	(0.3)
R&D expense(5)	1.3	1.6	2.7	2.7
Adjustment for stand-alone run rate costs(6)	(0.8)	(0.8)	(1.6)	(1.6)
Adjusted EBITDA(4)	$0.7	$(1.4)	$12.9	$15.3

(1)         Per the unaudited US GAAP combined statements of income and comprehensive income for the periods presented.

(2)         Represents the elimination of deferred income which is contractually excluded from the Business Combination pursuant to the Stock Purchase Agreement entered into in connection with the Business Combination.

(3)         Represents an estimate to adjust the translation impact of the EURO and Australian Dollar to a constant currency basis using assumed exchange rates of 1.10 EURO to USD and .75 AUS to USD.

(4)         The Company has used the terms “Pro Forma Net Sales” and “Pro Forma EBITDA” to refer to these non-GAAP measures in certain materials previously filed in connection with the Business Combination.

(5)         Represents the amount of projected “run rate” cost savings and operating expense reductions to be realized within R&D.

(6)         Reflects an adjustment to increase administrative and operational costs for certain previously estimated stand-alone run rate costs of $7.7 million per year after the closing of the Business Combination.

About AgroFresh

AgroFresh Solutions is a global industry leader in providing innovative data-driven specialty chemical solutions aimed at enabling growers and packers of fresh produce to preserve and enhance the freshness, quality and value of fresh produce and to maximize the percentage of produce supplied to the market relative to the amount of produce grown. Its flagship product is the SmartFresh™ Quality System, a freshness protection technology proven to maintain firmness, texture and appearance of fruits during storage and transport. SmartFresh is currently commercialized in 45 countries worldwide. For more information, please visit http://www.agrofresh.com/home

Contact:

AgroFresh Solutions, Inc.

Erica Bartsch

Sloane & Company

+1 (212) 446-1875

ebartsch@sloanepr.com

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